FOR IMMEDIATE RELEASE

Investor Relations contact:
---------------------------
Ms. Dilek Mir, Managing Director
MCC Financial Services
Telephone (310) 453-4667 ext. 235
Investor relations email: investors@trinitylearning.com

Trinity Workplace Learning contact:
-----------------------------------
Mr. Mark Vevera, Vice President - Marketing
Direct dial (972) 309-5558
Business inquiries email: mark.vevera@trinitylearning.com



TRINITY WORKPLACE LEARNING BRINGS
21st CENTURY TRAINING TOOLS TO LAW ENFORCEMENT

Crime Scene Investigation and Other Critical Public Safety Skills
 Delivered in Desktop Video-On-Demand Format

Dallas, Texas (Business Wire) - October 17, 2005   Trinity Workplace
Learning, a subsidiary of Trinity Learning Corporation (OTCBB: TTYL), announced today that its Law Enforcement Training Network (LETN) has expanded its online training library for law enforcement professionals. The 2 new online libraries of over 119 law enforcement courses address 6 skill objectives and are available to subscribers as an option to LETN's PRIMEnet online service. Both libraries are available in LETN's new Desktop Video-on-Demand delivery format.

LETN (www.letn.com), a division of Trinity Workplace Learning, is a leading provider of targeted must-have technology-based learning solutions for law enforcement professionals. LETN offers video-based and Web-based curriculum in the areas of crime scene investigation, tactical patrol, undercover operations, forensics, terrorism, WMD, legal issues, and more. All of LETN's training materials are designed on a platform that provides timely, topical training that meets training mandates, including state, federal, and in-service requirements in order to protect the lives of law enforcement professionals and reduce risk.

The new optional libraries complement the extensive training courses and services already available from LETN. Skill areas include Communications, Patrol, Corrections, Investigations/drugs, Homeland Security, Legal Update, and Roll Call, LETN's award-winning incident-based training series. These libraries increase the amount of on-demand training available to the market of over 26,000 local, state, and federal law enforcement agencies nationwide.

"Law enforcement professionals can now access skill and safety training in a format that is more flexible, engaging, and easy-to-use than many other online training options out there today," said Randy Corbin, Vice-President of the Government Solutions Group at Trinity Workplace Learning. "The LETN training library is one of the most comprehensive in the industry. The ability to access them in an online, on-demand format through PRIMEnet gives law enforcement professionals the chance to complete the training requirements they need at a fraction of the cost and time of traditional methods. These departments benefit because of the increased time and resources they have available for department-specific hands-on or classroom-based training objectives."

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October 17, 2005
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The Desktop Video-on-Demand course format provides an enhanced training experience compared to other types of online learning approaches. Each course provides the student with on-demand access to video course material, course information, and online testing from a single web browser window. Law enforcement professionals can view, review, and complete the courses at their own pace from virtually any internet-capable computer 24 hours a day, seven days a week. PRIMEnet includes training content libraries and post-tests, support for adding of department-specific training activities, reporting and tracking functions, and support services that make it easy to access and administer training programs in a centralized manner.

"LETN's new Desktop Video On Demand option allows officers to train in real
time.  It is completely accessible from any PC   be it in the training
room, at home, in the courthouse, or the squad car," said Pat Melton, Bureau Chief, Bureau of Training - Florida Department of Law Enforcement". "Training delivered in the DVOD format is valuable since it offers convenience as well as a complete approach to the training process by combining streaming video content, online testing, record-keeping, management, and management of CEU credit."

About Trinity Workplace Learning
--------------------------------

Trinity Workplace Learning, a subsidiary of Trinity Learning Corporation (OTCBB:TTYL) is a leading provider of integrated learning solutions for compliance, safety, emergency preparedness, and skill development in the workplace. Since 1986, Trinity Workplace Learning has met the training and education needs of more than 8 million professionals in the industrial, healthcare, automotive, fire & emergency, government, law enforcement and the private security markets. Trinity Workplace Learning's offerings provide clients with a unique combination of training and educational content, learning management and accreditation, anytime/anywhere delivery technologies, and implementation, and outsourcing services to ensure client success. Key offerings include the Fire & Emergency Training Network
(FETN), Law Enforcement Training Network (LETN) and Health & Sciences Television Network (HSTN); PRIMEnet and PRIMEed online services, and a host of other CD-ROM, Web-based and video training programs. For more details on Trinity Workplace Learning, visit www.trinityworkplacelearning.com or for more information on Trinity Learning Corporation visit www.trinitylearning.com.


FORWARD LOOKING STATEMENTS   DISCLAIMER - RISKS

This press release contains forward-looking statements, including statements about the expected growth and development of Trinity Learning's business. Statements herein which are not statements of historical fact are forward- looking statements within the meaning of the Safe Harbor Provision
of the Private Securities Litigation Reform Act of 1995.   Such statements
are based on the current expectations and beliefs of the management of Trinity Learning Corporation and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the ability of the company to sustain customer interest in its core products. For a more detailed discussion of risk factors that affect our operating results, please refer to our SEC reports including our most recent reports on Form 10-KSB, Form 10-QSB, and Form 8K.

                                   --END